(TSYS logo)NEWS RELEASE
Total System Services Inc. (Service Mark)

For Immediate Release


Contacts:         Betsy Helgager               or      Danita Gibson
                  Senior Account Executive             Corporate Communications
                  Ketchum Public Relations             TSYS Marketing
                  (404) 877-1827                       (706) 649-5578


                     TOTAL SYSTEM SERVICES AND VISA U.S.A.
                     TO LAUNCH MERCHANT PROCESSING COMPANY

NEW YORK, August 16, 1995 -- Total System Services, Inc. (TSYS), (NYSE:TSS) and Visa U.S.A. today announced an agreement in principle to merge their merchant processing operations. The planned venture forms a powerful new independent and stand-alone processing company to offer fully-integrated merchant transaction and related electronic information services to financial institutions and their merchant customers. The combined functions and business of the two companies will immediately create a new competitive force in the marketplace.

The pact brings together two of the leading providers in the electronic payments industry. Merchant Bank Services, (MBS), the Visa U.S.A. affiliate, is the nation's largest provider of front-end point-of-sale services. Since its inception in 1992, MBS has become a major force in the point-of-sale business by delivering front-end processing services that have enabled banks to maintain and grow profitable merchant processing operations. On the back-office side, TSYS contributes world-renowned merchant accounting, billing options and reporting systems. TSYS is one of the world's leading credit, debit and private-label card processing companies, serving card issuing and acquiring institutions throughout the United States, Mexico, Puerto Rico and Canada.

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TSYS/VISA To Launch Merchant Processing Company
page 2

Operating as a for-profit company, the new organization will offer a comprehensive, flexible outsourcing solution to organizations engaged in the acceptance and processing of payment card transactions. Its wide variety of services will include front-end electronic authorization and data capture, merchant accounting, billing options, settlement and reconciliation, customer service and exception processing, and a variety of merchant and bank back-office services.

Today, technological advancements and changes in consumer behavior are fueling a proliferation of new payment products and card acceptance markets -- creating a dynamic transaction processing environment. While banks have typically outsourced the front-end point-of-sale functions, many are now looking to outsource the back-office operations as well. To meet this demand, the new company will offer a "one-stop-shopping," full-function acquiring solution.

The services provided by the new organization will fill a void in the marketplace, offering attractive, cost-effective, turn-key alternatives for financial institutions wishing to outsource their merchant business without sacrificing their customer relationships or their profitability. The new company will leverage its economies of scale to provide vertically-integrated processing solutions designed to strengthen the banks' relationship with their merchant customers.

The companies, which have enjoyed a beneficial long-standing relationship, identified the opportunity to better serve their mutual customers by joining forces to create a jointly-owned company. The new organization will be structured with an independent management team and a separate Board of Directors. Interim business contacts for the new company are Rosalind Fisher, President, Merchant Bank Services and Philip W.
Tomlinson, President, Total System Services.

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TSYS/VISA To Launch Merchant Processing Company
page 3

According to Visa U.S.A. President and Chief Executive Officer, Carl F. Pascarella, partnering with Total System is a powerful opportunity to combine the highly complementary businesses of market leaders who share a strategic commitment to supporting banks in the transaction acquiring business. "Both Visa and Total System are dedicated to providing an outsourcing alternative that keeps banks in the driver's seat --allowing them to strengthen the all-important relationships they share with their merchants," said Pascarella. "Total System has a sterling reputation for high-quality service and customer support. We are excited at the opportunity to join forces with them and add another competitive dimension to the marketplace."

Commenting on the announcement, Richard W. Ussery, TSYS Chairman of the Board and Chief Executive Officer, said, "As the transaction processing business has become more technology intensive, banks have outsourced more functions. The combined expertise of TSYS and Visa will provide banks with an attractive array of cost-effective processing services that will help them remain competitive in the payment and information business."

Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit and private-label card processing companies, serving 139 primary card issuing and acquiring institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing approximately 56 million cardholder and 600,000 merchant accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM SM. TSYS 1994 revenues totaled $187.6 million; the company is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE:SNV), a $7.6 billion asset, multi-financial services company that also includes 34 affiliates in four Southeastern states and a full-service brokerage firm.

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TSYS/VISA To Launch Merchant Processing Company
page 4

Merchant Bank Services is a separate member-owned, not-for-profit company formed by Visa U.S.A. to serve as the primary United States distributor of Visa merchant processing services and to enhance Visa member bank profitability in the merchant business. In 1994, Merchant Bank Services processed more than 1.6 billion point-of-sale transactions.

Visa is the world's largest consumer payment system provider. San Francisco-based Visa and its 19,000 member financial institutions worldwide serve more than 12 million merchants and service more than 405 million cards, including 206.2 million in the U.S. In 1994, Visa card (credit and debit) transactions totaled more than $630 billion worldwide. Visa also owns and operates Visa/PLUS, the largest global automated teller machine (ATM) network.

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